Filed pursuant to Rule 433
Registration Statement No. 333-124095
Dated December 22, 2006

Buffered Underlying Securities (BUyS) linked to: The S&P 500® Index 100% Participation with 20% Principal Protection Final Terms and Conditions — Dec. 22, 2006

Summary Terms of Note
Security Codes	:	▪ CUSIP: 28264QED2 ▪ ISIN: US28264QED25 ▪ Common: 027898866

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info below)

Issuance Amount	:	$1,752,000

Denomination	:	$1,000 per Note (min. investment $1,000).

Underlying	:	The S&P 500® Index (Bloomberg: SPX <INDEX>)

Initial Level	:	1410.76

Final Level	:	Official closing level of the Underlying on the Final Valuation Date.

Participation	:	100.00%

Buffer Level	:	80.00% of the Initial Level (1st 20% drop is fully protected)

Redemption Amount at Maturity	:	The security holder will receive at Maturity for each Note:
• If the Final Level ≥ Initial Level:

o $1,000 * (Final Level / Initial Level)

• If the Final Level ≥ Buffer Level, but < Initial Level:

o $1,000

• If the Final Level < Buffer Level

o ($1,000 * (Final Level / Initial Level)) + $200.00

Listing	:	Unlisted — Deutsche Bank will post an indicative secondary market on Bloomberg Page: DBUS <GO>, or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London, New York (following business day convention)

Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC in Notional Amount traded per firm. Global, Book Entry.

Issuer	:	Eksportfinans ASA

Calculation Agent	:	Deutsche Bank AG London

Governing Law	:	New York

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Relevant Dates
Offering Period	:	December 11th, 2006 — December 22nd, 2006

Initial Valuation Date	:	December 22nd, 2006

Initial Settlement Date	:	December 29th, 2006 (4 Business Days after the Initial Valuation Date)

Final Valuation Date	:	December 22nd, 2011

Maturity / Final Settlement Date	:	December 29th, 2011 (4 Business Days after the Final Valuation Date), (5 Years)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.